EXHIBIT 99.1

          AMAC SELECTED BY NEW YORK CITY HUMAN RESOURCES ADMINISTRATION
           AS EXCLUSIVE EMERGENCY RESPONSE SYSTEM VENDOR FOR HOME CARE
                                SERVICES PROGRAM

Oceanside, NY - DECEMBER 18, 2003 American Medical Alert Corp. (Nasdaq: AMAC), a national provider of remote health monitoring devices and 24/7 communication services, today announced that it has been selected by the Human Resources Administration of the City of New York (HRA) for the provision of Personal Emergency Response Systems (PERS) for Medicaid eligible clients under the Home Care Services Program. This selection commences the process for the completion of the definitive contract which is expected to be executed on or about April 1, 2004. The proposed contract term is April 1, 2004 through March 30, 2007 and gives the City the right to extend the contract for an additional three (3) year term through March 30, 2010. At the present time, the Home Care Services Program provides PERS to over 8,000 Medicaid clients in the five (5) boroughs as an enhancement to traditional home care services.

Howard M. Siegel, AMAC's President and CEO, stated, "We are proud to have been selected by HRA to continue as the sole source PERS vendor to New York City's Home Care Services Program which is the single largest Medicaid reimbursed PERS program in the nation. Our dedication to continuous advancements in our healthcare communication technology coupled with excellence in customer service will allow AMAC to continue to support HRA in their efforts to provide clients with high quality, cost-effective home care services."

Mr. Siegel continued, "When HRA's PERS program began, there were approximately 26 clients utilizing PERS. As a result of our ongoing partnership with the Home Care Services Program, this vital service is now utilized by thousands of the City's most frail and vulnerable residents. Just as the efficacy of PERS has been proven, we look forward to working with HRA to explore the City's utilization of our next generation PERS technology designed to provide high-risk patient populations with cost-effective, remote health monitoring and disease management."

ABOUT AMERICAN MEDICAL ALERT CORP.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC's product and service offerings include Personal Emergency Response Systems
(PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several National Medical On-Call and Communication Centers allowing patient access to trained response professionals 24/7.


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This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, contracts with major customers, technological changes, our expansion plans, disposition of assets held for sale and product liability risks. In particular, the execution of the contract with HRA is subject to the negotiation of definitive documentation, the successful completion of which can not be assured.

Contact:
AMAC: Randi Baldwin
randi.baldwin@amac.com
----------------------
Phone: 516.536.5650
Fax: 516.596.5276
www.amac.com
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